Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES NEW $200 MILLION

SENIOR SECURED CREDIT FACILITY

Columbus, Ohio, April 29, 2015. Installed Building Products, Inc. (the “Company”) (NYSE: IBP), an industry-leading installer of insulation and other complementary building products, announced today that it has entered into a new five year, $200 million senior secured credit facility with an accordion feature allowing the Company to increase the borrowing capacity to $225 million, subject to certain approvals. The credit facility consists of a $100 million revolving line of credit, a $50 million term loan, and a $50 million delayed draw term loan.

Borrowings under the senior credit facility will bear interest at a rate of LIBOR plus a spread of 1.25% to 2.25%, depending on IBP’s leverage ratio. The new credit facility will be available for general corporate purposes and growth initiatives. This new credit facility replaces the Company’s prior $75 million revolver and $25 million term loan.

“This expanded credit facility provides us with an attractive source of capital and further enhances our ability to continue growing our operations in select markets across the United States,” stated Michael Miller, IBP’s Chief Financial Officer. “We are pleased with the terms of the facility and encouraged by the strong support from our lenders in completing this transaction.”

The credit facility was led by a syndicate of financial institutions including KeyBank National Association as joint lead arranger, sole book runner and administrative agent, SunTrust Bank as joint lead arranger and co-syndication agent, Regions Bank, US Bank, Royal Bank of Canada, Associated Bank, Branch Banking & Trust Company and The Huntington National Bank.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its diverse portfolio of services for new and existing single-family and multifamily residential, and commercial building projects from its national network of branch locations.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the expansion of our operations, growth of our business and the continued strengthening of our financial management. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net